UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 4, 2014, Pacira Pharmaceuticals, Inc. (references herein to “we,” “us” and “our” refer to Pacira Pharmaceuticals, Inc.) and Patheon U.K. Limited (“Patheon”) entered into a Strategic Co-Production Agreement, Technical Transfer and Service Agreement and Manufacturing Supply Agreement (the “Agreements”) to collaborate in the manufacture and packaging of EXPAREL®, a liposome injection of bupivacaine delivered through our proprietary DepoFoam® technology.

Patheon has agreed in the Technical Transfer Agreement to undertake certain technical transfer activities and construction services needed to prepare Patheon’s Swindon, United Kingdom facility for the manufacture and packaging of EXPAREL in two dedicated manufacturing suites.  We will provide Patheon with the equipment necessary to manufacture EXPAREL and will pay fees to Patheon based on Patheon’s achievement  of certain technical transfer and construction milestones.  We will also reimburse Patheon certain nominal expenses and additional services.  We expect to incur total capital expenditures associated with the two Patheon suites, including the equipment purchase and construction of the suites as well as payments made to Patheon, of approximately $40 to $50 million. We also currently expect, subject to receipt of regulatory approvals, the first commercial manufacturing suite at Patheon’s facility to commence commercial production in two to three years’ time.

The Technical Transfer and Service Agreement expires upon receipt of FDA approval of the manufacturing suites.  We may terminate the Technical Transfer and Service Agreement if Patheon does not meet certain construction and manufacturing milestones, or at any time for convenience upon 30 days’ notice.  Either party may terminate the Technical Transfer and Service Agreement in the event of a breach by or bankruptcy of the other party.  If the Technical Transfer and Service Agreement is terminated before the completion of the first manufacturing suite, the Manufacturing and Supply Agreement and Strategic Co-Production Agreement will concurrently and automatically terminate.  Upon termination of this agreement (other than termination by us in the event that Patheon does not meet the construction and manufacturing milestones or for a breach by Patheon), we will pay for the make good costs occasioned by the removal of our manufacturing equipment and for Patheon’s termination costs up to a maximum amount of $2,000,000.

The initial term of the Manufacturing Supply Agreement is 10 years from the date of FDA approval of the initial manufacturing suite.  We will pay fees to Patheon for their operation of the manufacturing suites and the amount of EXPAREL produced by Patheon. We will also reimburse Patheon for purchases made on our behalf, certain nominal expenses and additional services. We may terminate this agreement upon one month’s notice if a regulatory authority causes the withdrawal of EXPAREL from the United States or any other market that represents 80% of our overall sales, or at any time for convenience by providing between 18 and 36 months’ notice (depending on the number of years after the FDA approval date).  Either party may terminate the Manufacturing Supply Agreement in the event of the breach or bankruptcy of the other party.  Upon termination of this agreement (other than termination by us for a breach by Patheon), we will pay for the make good costs occasioned by the removal of our manufacturing equipment and for Patheon’s termination costs up to a maximum amount of $2,000,000.

The Agreements contain certain representations, warranties and confidentiality and indemnity obligations. Apart from the Agreements, Patheon has no material relationship with us.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by the terms of the Agreements.  We will file copies of the Agreements as exhibits to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Cautionary Note Regarding Forward Looking Statements

Certain of the statements made in this Current Report on Form 8-K are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, such as those relating to our capital expenditures and timing expectations with respect to the Patheon manufacturing relationship. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the ability to timely obtain required regulatory approvals, construction delays, cost overruns, inability to fund the expected capital expenditures, the success of our collaborations with Patheon and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other filings that we periodically file with the SEC. In addition, the forward-looking statements included in this Current Report on Form 8-K represent our views as of the date of this Current Report on Form 8-K, and subsequent events and developments could cause its views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Current Report on Form 8-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: April 7, 2014	By:	/s/ James Scibetta
James Scibetta Senior Vice President and Chief Financial Officer